Exhibit 10.19

Cott Beverages USA 1000, 10th Avenue Columbus, Georgia 31901 (701) 494-7500

April 10th, 2007

Michael Creamer

12508 NE 90th Street

Kirkland. WA 98033

Dear Michael.

I am very pleased to offer you the position of Senior People Director—International based in Tampa, Florida. This position will report to the Chief People Officer. Your hire date will be April 16th, 2007. This letter will outline some of the terms and conditions of your employment with Cott USA (the “Company”). Please note that this is not a contract of employment or a promise of employment for any specific term.

Your base salary will be $170,000.00 per year paid on semi-monthly basis. Your performance evaluations and salary reviews will generally be conducted on an annual basis and any increase would be a part of the annual review process.

You are eligible to participate in the annual bonus plan to an amount equal to 35% (target level) of your base salary based upon the achievement of specified goals, with the ability to earn up to 4 times your bonus target level based on achievement of performance goals that exceed the target level. Such performance goals shall be established annually. However please note that the bonus plan is entirely discretionary and the Company reserves in its absolute discretion the right to terminate or amend any bonus scheme including increasing or decreasing the bonus target multiplier level.

You shall be entitled to participate in the long-term incentive plans (LTIP) and programs as made available from time to time to employees of a similar level within the organization. As of 2007 the Board of Directors approved our new long-term incentive plan which is based on each participant’s decision to invest up to 100% of their bonus payout in company stock for a period of three (3) years. The plan will match 100% of the investment made by the participant in equivalent Cott stock. The match will vest in three (3) years. It is important to highlight that our new bonus plan establishes payout targets by level.

You will be eligible for Cott’s Benefit Program on your first day of employment dependent upon Cott receiving all of the relevant enrollment forms. Our Benefit Program includes health, disability and life insurance benefits. Employee contributions are required for our Program. Once you are eligible to participate in the Cott Cafeteria Plan (discussed below), your contributions will be deducted from your paycheck on a pre-tax basis.

On the first day of the month following your completion of 90 days of employment, you will be eligible to participate in Cott’s Cafeteria Plan. Benefits provided under our Cafeteria Plan are pre-tax deductions for medical premiums, a Health Care Reimbursement Account and a Dependent Care Reimbursement Account. If you participate in the Cafeteria Plan, payroll deductions for the benefits you select under the plan are made on a pre-tax basis. Please review the Summary Plan Description for additional information.

April 10th, 2007

Michael Creamer

In addition, on the first day of a quarter following at least six months of employment, you will be eligible for Cott’s 401 (K) Savings and Retirement Plan. You will also be eligible to participate in the Employee Share Purchase Plan after completing ninety (90) days of employment. You are entitled to three (3) weeks vacation, vacation earned for 2007, this will be prorated based on your date of hire. You are encouraged to take your vacation time in the calendar year it is earned. All earned vacation must be taken by March 31st of the year following the one, which it is earned; otherwise it may be forfeited. If you should leave the Company, the value of any unearned vacation taken by you will be considered a debt to the Company. All vacation periods require the approval of your Manager.

Cott will provide you with relocation assistance to Tampa, Florida. The attached document outlines the relocation package provided to you by Cott. Cott has outsourced the day-to-day administration of this program to NEI Global Relocation Company (“NEI”). You will work with one point of contact, Barbara Zaayer, your Account Executive, throughout the relocation process. She can be reached at (800) 533-7353.

Prior to employment Cott requires successful completion of our pre-employment processing. This includes a background investigation of your qualifications and references. To make arrangements for your drug screen, please contact Quest Diagnostics at (800) 377-8448 to get the location of the lab nearest you.

Please see the enclosed checklists of forms. the first set of forms (offer letter and screening authorization forms) should be returned to Beverly Weaver, Executive Assistant, immediately upon your acceptance of this offer. The second set of forms will need to be completed and returned to Beverly Weaver on your first day of employment. These may be faxed to Beverly at (813) 871-5229.

To comply with the Immigration Reform and Control Act of 1986, the Company must verify your identity and authorization to work in the United States. Therefore, please bring with you on your first day, either one original document from the list A or one original document from the list B and one original document from the list C. Acceptable documents are listed on the backside of the enclosed INS Form I-9. If you have any difficulty in this regard, please call me immediately. Upon acceptance of this offer, you acknowledge and agree that Cott has the right to disclose confidential information regarding you to any third party as required by law.

Michael, I am excited about having you join us. You have a lot to contribute to our company. I know that you can look forward to joining a dynamic and challenging organization with rewarding career opportunities. Please indicate your acceptance of this offer by returning one signed original of both this offer letter and confidentiality agreement to Cott Beverages, Attn: Beverly Weaver, Executive Assistant, 4211 W. Boy Scout Blvd., Suite 290, Tampa, FL 33607.

Yours truly,

/s/ Abilio Gonzalez
Abilio Gonzalez Chief People Officer Copy to: Sher Zaman & Charlotte Pope

I accept this offer of employment and the terms identified herein.

/s/ Michael Creamer	4-14-2007
Michael Creamer	Date